(OSTEOTECH INC.(R) LOGO)

         51 JAMES WAY, EATONTOWN, NEW JERSEY 07724 USA - 1-800-537-9642

                                                                    NEWS RELEASE

FOR IMMEDIATE RELEASE                                 Contact: Mark H. Burroughs
                                                                  (732) 542-2800

March 8, 2007

                                                             NASDAQ Symbol: OSTE

                      OSTEOTECH POSTS FOURTH QUARTER PROFIT
                           AND PROVIDES FUTURE OUTLOOK

Osteotech, Inc. (NASDAQ: OSTE) reported today that net income was $.5 million or $.03 diluted earnings per share for the three months ended December 31, 2006 compared to a net loss of $11.6 million or $.67 diluted net loss per share for the three months ended December 31, 2005. As previously reported, consolidated revenues for the fourth quarter of 2006 were $25.4 million, a 16% increase over consolidated revenues of $21.9 million for the fourth quarter of 2005. Gross margins increased to 50% in the fourth quarter of 2006 from 19% in the fourth quarter of 2005, mainly due to implemented productivity initiatives and increased unit sales.

Sam Owusu-Akyaw, Osteotech's President and Chief Executive Officer, stated, "Throughout 2006, we have focused on creating a culture of execution and accountability. Our financial results clearly show the benefits from these efforts as we returned to profitability in the first quarter and remained profitable for all quarters in 2006. We have high performance expectations for the organization, but in the short-term I must temper those expectations so we can effectuate a solid, sustainable-growth business model."

Mr. Owusu-Akyaw continued, "Our growth will depend on our ability to execute our distribution and new product initiatives during 2007. We believe we will begin to realize the benefits from our investments in distribution in the second half of year, which will then provide the platform for growth as we introduce new products in both 2007 and 2008. We expect revenues to grow at a 6% rate in 2007 and we are setting a minimum growth target of 15% for 2008."

Mr. Owusu-Akyaw concluded, "We will utilize the additional profitability from our productivity improvements to fund the investments in our business. We anticipate sustaining our profitability in 2007 at approximately the same level as 2006 and then expect net income to double in 2008."

Diluted earnings per share were $.11 and net income was $1.9 million for the year ended December 31, 2006 compared to a net loss of $21.1 million or $1.23 diluted net loss per share for the same period in 2005. Consolidated revenues for full-year 2006 and 2005 were $99.2 million and $93.3 million, respectively, representing a 6% increase in revenues year over year. Gross margins increased to 48% in 2006 from 34% in 2005.

                                    - more -

DBM Segment revenues increased 14% and 9% in the fourth quarter and full-year 2006, respectively, compared to the corresponding periods in 2005, mainly as a result of revenue from the Xpanse(TM) Bone Inserts introduced in the fourth quarter of 2005 and increased unit sales volume in both Grafton(R) DBM and private label DBM tissue grafts. In the Traditional Tissue Segment, revenues from the world-wide distribution of traditional tissue increased 44% in the fourth quarter of 2006 and 45% for the year ended December 31, 2006 primarily from increased unit volume. Revenues in the Hybrid/Synthetic Segment, which are generated from our GraftCage(TM) Spacers, were $.3 million and $1.3 million in the fourth quarter and full-year 2006, respectively, after introduction of this product line in the first half of 2006. In the Client Services Segment, fees from the processing of donors increased 30% in the fourth quarter of 2006 as compared to the same period in 2005 primarily due to processing additional donors for our clients, while service fees for the year ended December 31, 2006 declined 19% from the prior year as a result of processing fewer donors for our clients during the first three quarters of 2006 as compared to the same period in 2005. A decrease in units sold in our Spinal Allograft Segment lead to revenue declines of 17% and 19% for the three months and year ended December 31, 2006, respectively, compared to the same periods in 2005. Effective December 31, 2006, we have re-organized our business segments into the segments discussed above from the DBM and Base Tissue Segments previously reported. Segment information which will be included in our Annual Report on Form 10-K will reflect the above noted segment re-alignment and prior year information will be restated to conform to the current presentation.

Mr. Owusu-Akyaw will host a conference call on March 8 at 9:00 am Eastern Time to discuss full year and fourth quarter results. You are invited to listen to the conference call by dialing 706-643-1624. The conference will also be simultaneously web cast at http://www.osteotech.com. Automated playback will be available two hours after completion of the live call, through midnight, March 22, 2007, by dialing 706-645-9291 and indicating access code 1509134.

Certain statements made throughout this press release that are not historical facts contain forward-looking statements (as such are defined in the Private Securities Litigation Reform Act of 1995) regarding the Company's future plans, objectives and expected performance. Any such forward-looking statements are based on assumptions that the Company believes are reasonable, but are subject to a wide range of risks and uncertainties and, therefore, there can be no assurance that actual results may not differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, differences in anticipated and actual product and service introduction dates, the ultimate success of those products in the market place, the continued acceptance and growth of current products and services, the impact of competitive products and services, the availability of sufficient quantities of suitable donated tissue and the success of cost control and margin improvement efforts. Certain of these factors are detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission. All information in this press release is as of March 8, 2007 and the Company undertakes no duty to update this information.

Osteotech, Inc., headquartered in Eatontown, New Jersey, is a global leader in providing osteo-biologic solutions to surgeons and patients for the repair of the musculoskeletal system through the development of innovative therapy-driven products that alleviate pain, promote biologic healing and restore function. For further information regarding Osteotech, this press release or the conference call, please go to Osteotech's website at www.osteotech.com.

                                    - more -

                        OSTEOTECH, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  (dollars in thousands, except per share data)

                                                  Three Months                 Year Ended
                                               Ended December 31,             December 31,
                                           -------------------------   -------------------------
                                               2006          2005         2006           2005
                                           -----------   -----------   -----------   -----------
Revenues                                   $    25,431   $    21,924   $    99,241   $    93,307
Cost of revenue                                 12,838        17,768        51,439        61,445
                                           -----------   -----------   -----------   -----------
Gross profit                                    12,593         4,156        47,802        31,862
Marketing, selling and
   general and administrative                   10,771        13,729        40,627        46,909
Research and development                         1,321         1,734         4,828         5,021
                                           -----------   -----------   -----------   -----------
                                                12,092        15,463        45,455        51,930
Operating income (loss)                            501       (11,307)        2,347       (20,068)
Interest expense, net                             (176)         (228)         (914)         (774)
Other                                               57            56           416          (790)
                                           -----------   -----------   -----------   -----------
Income (loss) before income taxes                  382       (11,479)        1,849       (21,632)
Income tax provision (benefit)                    (163)          132           (58)         (515)
                                           -----------   -----------   -----------   -----------
Net Income (loss)                          $       545   $   (11,611)  $     1,907   $   (21,117)
                                           ===========   ===========   ===========   ===========
Earnings (loss) per share:
   Basic                                   $       .03   $      (.67)  $       .11   $     (1.23)
   Diluted                                 $       .03   $      (.67)  $       .11   $     (1.23)
Shares used in computing loss per share:
   Basic                                    17,347,880    17,219,856    17,298,352    17,195,868
   Diluted                                  17,542,228    17,219,856    17,399,719    17,195,868

                       CONSOLIDATED SEGMENT REVENUE DETAIL
                             (dollars in thousands)

                                              Three Months          Year Ended
                                           Ended December 31,      December 31,
                                           ------------------   -----------------
                                             2006      2005       2006      2005
                                           -------   --------   -------   -------
DBM                                        $14,792    $12,960   $57,493   $52,704
Traditional Tissue                           4,674      3,256    16,955    11,676
Spinal Allografts                            3,027      3,665    13,795    16,960
Hybrid/Synthetic                               332         --     1,270        --
Client Services                              2,456      1,893     9,128    11,277
Other Product Lines                            150        150       600       690
                                           -------    -------   -------   -------
Revenues                                   $25,431    $21,924   $99,241   $93,307
                                           =======    =======   =======   =======

                                    - more -

                        OSTEOTECH, INC. AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEET
                             (dollars in thousands)

                                                     December 31,
                                                 -------------------
                                                   2006       2005
                                                 --------   --------
                    ASSETS
Cash and cash equivalents                        $ 17,946   $ 13,484
Accounts receivable, net                           18,507     14,879
Deferred processing costs                          29,067     28,805
Inventories                                         1,005      1,278
Other current assets                                2,795      3,438
                                                 --------   --------
   Total current assets                            69,320     61,884
Property, plant and equipment, net                 36,340     39,962
Other assets                                        7,373      9,176
                                                 --------   --------
                                                 $113,033   $111,022
                                                 ========   ========
     LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expense             $ 15,861   $ 16,320
Current maturities of capital lease obligation        727        655
                                                 --------   --------
   Total current liabilities                       16,588     16,975
Capital lease obligation                           14,876     15,603
Other liabilities                                   7,716      7,689
                                                 --------   --------
   Total liabilities                               39,180     40,267
Stockholders' equity                               73,853     70,755
                                                 --------   --------
                                                 $113,033   $111,022
                                                 ========   ========

                                      # # #